N. Anthony Coles

November 2, 2005

Securities and Exchange Commission

Attn: Filing Desk

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: NPS Pharmaceuticals, Inc.

File No. 0-23272

Ladies and Gentlemen,

By means of this letter, I authorize Val R. Antczak, Kevin J. Ontiveros or Morgan R. Brown to sign on my behalf all forms required under Section 16(a) of the Securities Exchange Act of 1934, as amended, relating to transactions involving the stock or derivative securities of NPS Pharmaceuticals, Inc. Accordingly, Messrs. Antczak, Ontiveros and Brown are authorized to sign any Form 3, Form 4, Form 5 or amendment thereto which I am required to file with the same effect as if I had signed them myself.

This authorization shall remain in effect until revoked in writing by me.

Sincerely,

/s/ N. ANTHONY COLES

N. Anthony Coles

cc: Val R. Antczak, Secretary

NPS Pharmaceuticals, Inc.

383 Colorow Drive

Salt Lake City, Utah 84108